                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 11-K


(MARK ONE)

[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
             ACT OF 1934 (NO FEE REQUIRED, EFFECTIVE OCTOBER 7, 1996)

                  For the fiscal year ended: December 31, 2003

                                       OR

[ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

        For the transition period from ________________ to _____________

Commission File Number 1-4471

A.  Full title of the plan and address of the plan, if different from that of the issuer named below:

                         XEROX CORPORATION SAVINGS PLAN

B.  Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                         XEROX CORPORATION
                         P.O. BOX 1600
                         STAMFORD, CONNECTICUT 06904-1600

                              REQUIRED INFORMATION

     The Xerox Corporation Savings Plan (the "Plan") is subject to the Employee Retirement Income Security Act of 1974 ("ERISA"). Therefore, in lieu of the requirements of Items 1-3 of Form 11-K, the financial statements and schedule of the Plan at December 31, 2003 and 2002 and for the year ended December 31, 2003, which have been prepared in accordance with the financial reporting requirements of ERISA, are filed herewith as Exhibit 99-1 and incorporated herein by reference.


EXHIBITS
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Exhibit Number                    Description
----------------------            --------------------
99-1                              Financial Statements and Schedule of the Plan
                                  at December 31, 2003 and 2002 and for the year ended December 31, 2003
99-2                              Consent of PricewaterhouseCoopers LLP,
                                  Independent Registered Public Accounting
                                  Firm.
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THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the person who administers the plan has duly caused this annual report to be signed by the undersigned hereunto duly authorized.

XEROX CORPORATION SAVINGS PLAN

/s/ LAWRENCE M. BECKER
LAWRENCE M. BECKER
PLAN ADMINISTRATOR

Stamford, Connecticut
Date: June 21, 2004